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                                  EXHIBIT 10.2

                 2005 EXECUTIVE DEFERRED COMPENSATION AGREEMENT

      THIS AGREEMENT by and between Umpqua Holdings Corporation, an Oregon corporation ("Umpqua") and William Fike (the "Executive") is effective 30 days from May 12, 2005 (the "Effective Date").

INTRODUCTION

      To encourage the Executive to remain an employee of Umpqua, Umpqua is willing to provide the Executive an opportunity to voluntarily defer compensation. Umpqua will pay the Executive's benefits from Umpqua's general assets. This Agreement will govern any deferral of compensation by the Executive after the Effective and until the Executive and Umpqua enter into a new deferred compensation agreement governing deferrals in Plan Years subsequent thereto.

                                    AGREEMENT

            The Executive and Umpqua agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

            Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

      1.1 "Compensation" means both salary and incentive compensation that would be paid to the Executive during a Plan Year.

      1.2 "Deferral Account" means Umpqua's accounting of the Executive's accumulated Deferrals plus accrued interest.

      1.3 "Deferrals" means the amount of the Executive's Compensation that the Executive elects to defer according to this Agreement.

      1.4 "Disability" means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Umpqua.

      1.5 "Election Form" means the Form attached as Exhibit 1.

      1.6 "Normal Retirement Age" means the Executive's 62nd birthday (or such later date as mutually agreed between Umpqua and Executive prior to Executive's 62nd birthday).

      1.10 "Plan Year" means the calendar year.

      1.11 "Termination for Cause" means the definition of termination for cause specified in any employment agreement existing on the date hereof or hereafter entered into between the Executive and Umpqua or Umpqua Bank. If the Executive is not a party to an employment agreement containing a definition of termination for cause, Termination for Cause means Umpqua has terminated the Executive's employment for any of the following reasons:

                  (a) Gross negligence or gross neglect of duties;

                  (b) Commission of a felony or commission of a misdemeanor involving moral turpitude; or

                  (c) Fraud, disloyalty or willful violation of any law or significant Umpqua policy committed in connection with the Executive's employment and resulting in an adverse effect on Umpqua.

      1.12 "Termination of Employment" means that the Executive ceases to be employed by Umpqua for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by Umpqua.

      1.13 "Unforeseeable Emergency" means severe financial hardship resulting from an illness or accident of the Executive, the Executive's spouse or a dependent (as defined in Section 152(a) of the Code), loss of the Executive's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

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                                    ARTICLE 2

                                DEFERRAL ELECTION

      2.1 Initial Election. The Executive shall make an initial deferral election under this Agreement by filing with Umpqua a signed Election Form within 30 days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Compensation to be deferred and shall be effective to defer only Compensation earned after the date the Election Form is received by Umpqua. In no event can the Executive's Deferrals for any Plan Year exceed 50% of the Executive's Base Compensation for that Plan Year and may include all or any portion of Executive's Cash Incentive Compensation.

      2.2 Deferral Election Changes. Upon Umpqua's approval, the Executive may modify the amount of Compensation to be deferred annually by filing a new Election Form with Umpqua prior to the beginning of the Plan Year in which the Compensation is to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by Umpqua.

      2.3 Change in Time and Form of Distribution. The timing of a distribution of the Deferral Account may not be accelerated, except as set forth in Section
4.4. Any change which delays the timing of distributions or changes the form of distributions may only be made by a written agreement signed by Umpqua and the Executive and only if the following requirements are met:

            2.3.1 Any election to change the time and form of distribution may not take effect until at least 12 months after the date on which the election is made;

            2.3.2 Other than in the event of death, Disability or Unforeseeable Emergency, the first payment with respect to such election must be deferred for a period of at least 5 years from the date such payment otherwise would have been made; and

            2.3.3 Any election related to a payment to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment.

                                    ARTICLE 3
                                DEFERRAL ACCOUNT

      3.1 Establishing and Crediting. Umpqua shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

                  3.1.1 Deferrals. The portion of the Compensation deferred by the Executive as of the time the Compensation would have otherwise been paid to the Executive.

                  3.1.2 Interest. At the end of each Plan Year under this Agreement, Umpqua shall credit interest on the Deferral Account balance at an annual rate, compounded quarterly, equal to the 5-year Treasury Constant Maturity rate published. The interest credited each Plan Year shall be determined by reference to the 5-year Treasury Constant Maturity rate as of the last business day of the preceding Plan Year. If the Executive elects payment of the benefits other than in lump sum, interest will accrue during the installment payment period on the unpaid balance of the Deferral Account.

      3.2 Statement of Accounts. Within 120 days after the end of each Plan Year, Umpqua shall provide to the Executive a statement setting forth the Deferral Account balance.

      3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of Umpqua for the payment of benefits. The benefits represent the mere promise of Umpqua to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

                                    ARTICLE 4
                            BENEFITS DURING LIFETIME

      4.1 Normal Retirement Benefit. Upon Termination of Employment following Normal Retirement Age, Umpqua shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

                  4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the date of the Executive's Termination of Employment.

                  4.1.2 Payment of Benefit. Umpqua shall pay the benefit to the Executive in the form elected by the

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Executive in the Election Form commencing six months following the date of
Termination of Employment.

      4.2 Early Retirement Benefit. Upon Termination of Employment prior to the Normal Retirement Age for reasons other than death, or Disability, Umpqua shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

                  4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Executive's Termination of Employment.

                  4.2.2 Payment of Benefit. Umpqua shall pay the benefit to the Executive in the form elected by the Executive in the Election Form commencing at the later of (i) the month following the last cash payment paid to the Executive pursuant to Section 9, 10, or 11 of the Employment Agreement between the Executive and Umpqua dated May 12, 2005 or (ii) six months following Executive's Termination of Employment.

      4.3 Disability Benefit. In the event of Disability, Umpqua shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

                  4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Disability.

                  4.3.2 Payment of Benefit. Umpqua shall pay the benefit to the Executive in the form elected by the Executive in the Election Form commencing with the month following the Disability.

      4.4 Hardship Distribution. Upon the Board of Director's determination (following petition by the Executive) that the Executive has suffered an Unforeseeable Emergency, Umpqua shall distribute to the Executive all or a portion of the Deferral Account balance as determined by Umpqua. The amount distributed may not exceed the amount necessary to satisfy the financial hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

                                    ARTICLE 5

                                 DEATH BENEFITS

      5.1 Death During Active Service. If the Executive dies while in the employment of Umpqua, Umpqua shall pay to the Executive's beneficiary the Early Retirement Benefit described in Section 4.2.1 commencing the month after the Executive's death, in lieu of any other benefit under this Agreement.

      5.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under this Agreement but before receiving all such payments, Umpqua shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

      5.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, Umpqua shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                    ARTICLE 6

                                  BENEFICIARIES

      6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with Umpqua. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by Umpqua during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

      6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, Umpqua may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. Umpqua may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge Umpqua

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from all liability with respect to such benefit.

                                   ARTICLE 7
                              GENERAL LIMITATIONS

      7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, Umpqua shall not pay any benefit under this Agreement that is in excess of the Executive's Deferrals (i.e. no interest is paid) if Termination of Employment is due to the Executive's actions resulting in Termination for Cause. The Executive's Deferrals shall be paid to the Executive in a lump sum payment within 30 days of termination and all applicable taxes will be withheld.

                                    ARTICLE 8
                          CLAIMS AND REVIEW PROCEDURES

      8.1 Claims Procedure. A participant or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

                  8.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to Umpqua a written claim for the benefits.

                  8.1.2 Timing of Umpqua Response. Umpqua shall respond to such claimant within 90 days after receiving the claim. If Umpqua determines that special circumstances require additional time for processing the claim, Umpqua can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which Umpqua expects to render its decision.

                  8.1.3 Notice of Decision. If Umpqua denies part or all of the claim, Umpqua shall notify the claimant in writing of such denial. Umpqua shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                        (a) The specific reasons for the denial,

                        (b) A reference to the specific provisions of the Agreement on which the denial is based,

                        (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                        (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and

                        (e) A statement of the claimant's right to bring a civil action under ERISA (Employee Retirement Income Security Act of 1974, 29 U.S.C.
Section 1001, et. seq.) Section 502(a) following an adverse benefit determination on review.

      8.2 Review Procedure. If Umpqua denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by Umpqua of the denial, as follows:

                  8.2.1 Initiation -- Written Request. To initiate the review, the claimant, within 60 days after receiving Umpqua's notice of denial, must file with Umpqua a written request for review.

                  8.2.2 Additional Submissions -- Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. Umpqua shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

                  8.2.3 Considerations on Review. In considering the review, Umpqua shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                  8.2.4 Timing of Umpqua Response. Umpqua shall respond in writing to such claimant within 60 days after receiving the request for review. If Umpqua determines that special circumstances require additional time for processing the claim, Umpqua can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by

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which Umpqua expects to render its decision.

                  8.2.5 Notice of Decision. Umpqua shall notify the claimant in writing of its decision on review. Umpqua shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                        (a) The specific reasons for the denial,

                        (b) A reference to the specific provisions of the Agreement on which the denial is based,

                        (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

                        (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 9

                           AMENDMENTS AND TERMINATION

      This Agreement may be amended or terminated only by a written agreement signed by Umpqua and the Executive. Notwithstanding the foregoing, Umpqua may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to Umpqua (other than the financial impact of paying the benefits). In no event shall this Agreement be terminated under this section without payment to the Executive of the Deferral Account balance attributable to the Executive's Deferrals and interest credited on such amounts.

ARTICLE 10

                                  Miscellaneous

      10.1 Binding Effect. This Agreement shall bind the Executive and Umpqua and their beneficiaries, survivors, executors, administrators and transferees.

      10.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of Umpqua, nor does it interfere with Umpqua's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

      10.4 Tax Withholding. Umpqua shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Oregon, except to the extent the laws of the United States of America otherwise require.

      10.6 Unfunded Arrangement. The Executive and the Executive's beneficiary are general unsecured creditors of Umpqua for the payment of benefits under this Agreement. The benefits represent the mere promise by Umpqua to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of Umpqua to which the Executive and the Executive's beneficiary have no preferred or secured claim.

      10.7 Reorganization. Umpqua and Umpqua Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another company, bank, firm, or person unless such succeeding or continuing company, bank, firm, or person agrees to assume and discharge the obligations of Umpqua under this Agreement. Upon the occurrence of such event, the term "Umpqua" as used in this Agreement shall be deemed to refer to the successor.

      10.8 Entire Agreement. This Agreement constitutes the entire agreement between Umpqua and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

      10.9 Administration. Umpqua shall have powers which are necessary to administer this Agreement, including but not limited to:

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                        (a) Interpreting the provisions of the Agreement;

                        (b) Establishing and revising the method of accounting for the Agreement;

                        (c) Maintaining a record of benefit payments; and

                        (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

      10.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, Umpqua shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      IN WITNESS WHEREOF, the Executive and a duly authorized officer of Umpqua have signed this Agreement.

EXECUTIVE:                                UMPQUA:
                                          UMPQUA HOLDINGS CORPORATION

/s/ William Fike                          By: /s/ Raymond P. Davis
--------------------------                    -----------------------------
WILLIAM FIKE                                  RAYMOND P. DAVIS, CEO

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                                    EXHIBIT 1
                                       TO
                           UMPQUA HOLDINGS CORPORATION
                 2005 EXECUTIVE DEFERRED COMPENSATION AGREEMENT

                                DEFERRAL ELECTION

I elect to defer my Compensation pursuant to this Agreement with Umpqua, as follows:

                 AMOUNT OF DEFERRAL                                       DURATION
------------------------------------------------------    ----------------------------------------
[INITIAL AND COMPLETE ONE]                                [INITIAL ONE]
____ I elect to defer ____% or $______ (select one) of    ____ One Year only
my Base Compensation annually.                            ____ For _____ [INSERT NUMBER] Years
____ I elect to defer ____% or $ ______  (select one)     ____ Until Termination of Employment
of my Incentive Compensation annually.                    ____ Until ______________, ______ (Date)
____ I elect not to defer any of my Compensation.

I understand that I may change the amount of my deferrals by filing a new election form with Umpqua; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received and accepted by Umpqua.

      24. FORM OF DISTRIBUTION

I elect to have the benefits under the Agreement distributed to me in the following form:

[Initial One]

___ Lump Sum

___ Equal monthly installments for One Hundred Twenty (120) months

I understand that I may not change the form and timing of distribution elected without written approval of the Board of Directors of Umpqua and that any change in the time and form of distribution must be in compliance with Section 2.3 of the Agreement.

Signature: __________________________         Date:______________________
            __________________________

Received by Umpqua this _________ day of ___________________, ______________.

By: _______________________________

Title: ______________________________

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                             BENEFICIARY DESIGNATION

                                       FOR
                           UMPQUA HOLDINGS CORPORATION
                 2005 EXECUTIVE DEFERRED COMPENSATION AGREEMENT

I designate the following as beneficiary of benefits under this Agreement payable following my death:

Primary: _____________________________________________________________________

Contingent:
__________________________________________________________________________

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S) AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

      I understand that I may change these beneficiary designations by filing a new written designation with Umpqua. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature: __________________________
            ___________________________

Date: _____________________________

Received by Umpqua this _________ day of ___________________, ______________.

By: ________________________________
Name: ______________________________
Title: _____________________________